Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-203397) of United Security Bancshares (the “Company”) of our report dated March 20, 2025, relating to the consolidated financial statements of the Company appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ Moss Adams LLP

San Francisco, California
March 20, 2025